EXHIBIT 99.1

Contact:

Christopher J. Geberth	Carney Noensie
Vice President Finance	Investor Relations
Diomed Holdings, Inc.	Burns McClellan
(877) 434-6633 or (978) 824-1816	(212) 213-0006
investor-relations@diomedinc.com	cnoensie@burnsmc.com

DIOMED ANNOUNCES FIRST QUARTER RESULTS

Company Delivers 29% Increase in Sales

ANDOVER, MA, April 26, 2007 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT(R) laser treatment for varicose veins, today announced results for the first quarter ended March 31, 2007.

Significant accomplishments during the first quarter included:

•	First quarter total revenue of $5.9 million, up 29% over the first quarter of 2006;
•	First quarter EVLT(R) revenue, up 23% over the first quarter of 2006;
•	First quarter EVLT(R) disposable revenue, up 40% over the first quarter of 2006;
•	EVLT(R) installed base exceeds 1,100 laser systems;
•	More than 100,000 EVLT(R) procedures successfully performed; and
•	Diomed wins litigation defending its pioneering ‘777 patent and is awarded $12.5 million in damages.

"We are very pleased with our first quarter accomplishments in the face of aggressive competition in our marketplace," commented James A. Wylie, CEO and President of Diomed Holdings, Inc. "Diomed delivered strong year-over-year revenue growth for the first quarter, a quarter typically affected by seasonality, by posting an increase of 29% in total revenues and an increase of 23% in EVLT(R) revenue. Most importantly, after more than three years of legal preparation, a trial jury has ruled in favor of Diomed and against two defendants for infringement of our ‘777 patent.”

Driven by total revenues of $5.9 million, gross profit for the first quarter of 2007 was $2.7 million, representing an increase of $626,000, or 30%, over the first quarter of 2006. Gross profit as a percentage of sales improved 50 basis points from the first quarter of 2006, and exceeded our internal plan by 110 basis points. The Company has targeted continued improvement in gross profit levels to the 60% level and higher, consistent with other proprietary medical device companies, as the EVLT(R) product line grows.

Selling and marketing expenses for the first quarter of 2007 were $3.1 million, an increase of $343,000, or 12%, over the first quarter of 2006. The increase resulted from an expansion of our sales force, higher sales commissions from the increased sales volume and increased marketing expenditures in support of our sales initiatives to drive the growing commercialization of EVLT(R).

General and administrative expenses for the first quarter of 2007 of $3.1 million increased $1.0 million or 49%, compared to the first quarter of 2006 primarily as a result of increased legal costs during the trial phase of the ‘777 litigation. Total first quarter legal and patent related costs of $1.7 million included $1.5 million of trial related costs, and increased by $1.0 million on a sequential basis, compared to the fourth quarter of 2006, and $900,000 compared to the first quarter of 2006.

Loss from operations for the first quarter of 2007 of approximately $3.9 million increased $792,000 from the first quarter of 2006, as gains from incremental revenue were offset by increased selling, marketing and legal costs.

Net loss for the first quarter of 2007 of $4.4 million increased by $316,000, or 8%, from the first quarter of 2006. Net loss for the first quarter of 2007 includes $378,000 of non-cash interest expense, compared to $96,000 in the first quarter of 2006. The first quarter of 2006 also included a $770,000 non-operating loss for the increase in the fair value of the warrant obligation entered into on September 30, 2005.

Net loss applicable to common stockholders for the first quarter of 2007 was $4.4 million, or $0.20 per share compared to $4.3 million or $0.22 per share for the first quarter of 2006. Net loss applicable to common stockholders for the first quarter of 2006 included $155,000 of non-cash preferred stock dividends accreted for future increasing rate dividends and $149,000 of preferred stock cash dividends earned during the first quarter of 2006. As a result of the private placement entered into in September 2006 and the concurrent exchange of the preferred stock issued in 2005 for the new 2006 series of preferred stock on which dividends do not accrue, there are currently no dividends accreted on preferred stock.

The Company ended the first quarter of 2007 with a cash and short term investment balance of $7.3 million, compared to a cash and short term investment balance of $9.9 million at the end of 2006. Despite the increase in operating losses, which primarily resulted from the increased legal costs, Diomed’s net cash used from operations decreased $950,000 to $2.7 million as compared to the first quarter of 2006.

Conference Call Information

Diomed will hold a conference call to review its first quarter 2007 financial results today at 10:00 a.m. (Eastern Time) and will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer. Interested parties may access the conference call by dialing 866.700.7477 (domestic) or 617.213.8840 (international), participant pass code 96686975. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, April 26, 2007 12:00 p.m. Eastern Time, until Thursday, May 3, 2007, 11:59 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 63822800. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company’s related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company’s website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operation
Three Months Ended March 31, 2007 and 2006

	March 31, 2007	March 31, 2006
Revenues	$5,905,271	$4,576,152

Cost of revenues	3,225,430	2,522,631

Gross profit	2,679,841	2,053,521

Operating expenses:
Research and development	415,346	354,547
Selling and marketing	3,136,332	2,793,067
General and administrative	3,072,590	2,058,222

Total operating expenses	6,624,268	5,205,836

Loss from operations	(3,944,427)	(3,152,315)
Other expense, net
Loss from fair value adjustment on warrant liability	-	770,421
Interest expense, net, non-cash	378,057	96,076
Interest expense, cash based	29,323	16,915
Total other expense, net	407,380	883,412

Net loss	$(4,351,807)	$(4,035,727)

Less preferred stock dividends	-	(149,188)
Less preferred stock non-cash dividends	-	(154,991)

Net loss applicable to common stockholders	$(4,351,807)	$(4,339,906)

Basic and diluted net loss per share applicable to common stockholders	$(0.20)	$(0.22)
Basic and diluted weighted average common shares outstanding	21,410,721	19,445,950

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2007 (unaudited) and December 31, 2006

ASSETS	March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$6,813,219	$7,306,578
Short term investments	499,670	2,626,880
Accounts receivable, net	2,926,972	3,144,056
Inventories	4,650,959	4,021,217
Prepaid expenses and other current assets	578,527	268,343

Total current assets	15,469,347	17,367,074

Property, plant and equipment, net	1,183,806	1,260,507
Intangible assets, net	3,888,561	4,006,927
Investment	1,000,000	1,000,000
Other assets	182,054	204,770

Total assets	$21,723,768	$23,839,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,048,789	$2,970,443
Accrued expenses	2,835,998	2,158,157
Current portion of deferred revenue	294,284	278,284
Bank loan	331,026	223,491

Total current liabilities	7,510,097	5,630,375

Deferred revenue, net of current portion	120,903	110,044
Convertible notes payable ($3,712,000 face value, net of debt discount of $2,293,228 at March 31, 2007 and $3,712,000 face value, net of $2,671,285 debt discount at December 31, 2006)	1,418,772	1,040,715

Total liabilities	9,049,772	6,781,134

Stockholders’ equity	12,673,996	17,058,144

Total liabilities and stockholders’ equity	$21,723,768	$23,839,278